Exhibit 99.1

Ampio Pharmaceuticals, Inc. Announces Pricing of Registered Direct Offering

ENGLEWOOD, CO., August 29, 2016 /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE MKT: AMPE) today announced that it has entered into a securities purchase agreement with an institutional investor providing for the registered sale of 5,000,000 shares of common stock and accompanying warrants to purchase up to 5,000,000 shares of common stock with an exercise price of $1.00 per share, at a combined purchase price of $0.75 per share and accompanying warrant. The gross proceeds to the Company will be approximately $3,750,000.

The warrants are immediately exercisable and have a term of five years from the date of issuance. The closing of the sale of securities is expected to take place on or about September 1, 2016, subject to certain customary closing conditions.

The Company intends to use the net proceeds from this offering for general corporate purposes as well as advancing the BLA for Ampion and its future clinical trials.

Financial West Group is acting as the exclusive placement agent for the offering.

The sale of the common stock and warrants are being offered by the Company pursuant to a shelf registration statement on Form S-3, which was declared effective by the Securities and Exchange Commission (the “SEC”) on January 22, 2014. A final prospectus supplement will be filed with the SEC and will form a part of the effective registration statement. Copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained, when available, by contacting Financial West Group, at: 4510 E. Thousand Oaks Blvd, Westlake Village, CA 91362, by telephone at: (805) 497-9222, or by email at: information@fwg.com.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities law of any such state or jurisdiction.

About Ampio Pharmaceuticals:

Ampio Pharmaceuticals, Inc. is a clinical trial stage biopharmaceutical company primarily focused on the development of therapies to treat prevalent inflammatory conditions for which there are limited treatment options. We are developing compounds that decrease inflammation by (i) inhibiting specific pro-inflammatory compounds by affecting specific pathways at the protein expression and at the transcription level; (ii) activating specific phosphatase or depletion of the available phosphate needed for the inflammation process; and (iii) decreasing vascular permeability.

Investor Contact:

Gregory A. Gould

Ampio Pharmaceuticals, Inc.

Direct: (720) 437-6513

Email: ggould@ampiopharma.com

Forward Looking Statements:

This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, the proposed registered direct offering of Ampio’s common stock and warrants. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ, including, the satisfaction of customary closing conditions related to the proposed public offering, as well as other factors discussed in the risks and uncertainties detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

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